Exhibit 99.1

**PRESS RELEASE**

Contact:
Kenneth A. Martinek
Chairman, President &
Chief Executive Officer
(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.
ANNOUNCES AGREEMENT TO SELL BRANCH OFFICE BUILDING

White Plains, New York - December 14, 2006 - Northeast Community Bancorp, Inc. (NASDAQ: NECB) announced today that its wholly owned subsidiary, Northeast Community Bank, has entered into an agreement for the sale of its branch office building located at 1353-1355 First Avenue, New York, New York. The agreement with MJ 1353-1355 First Avenue, LLC, provides for a purchase price of $28 million. The Bank will receive $10 million in cash at closing and the remaining $18 million will be paid in two equal installments of $9 million on each of the first and second anniversary of the date of the closing pursuant to a promissory note secured by a purchase money real estate mortgage, assignment and security agreement. The sale, which is subject to certain customary closing conditions, is expected to be completed in the second quarter of 2007.

In connection with the sale of the branch office building, the Bank will enter into a 99 year lease to enable the Bank to retain a branch office at 1355 First Avenue. In anticipation of the sale, and the renovation of the building by its new owner, the Bank has temporarily relocated its branch office to 1470 First Avenue, New York, New York.

Kenneth A. Martinek, President and Chief Executive Officer of Northeast Community Bancorp, Inc. said, “We are pleased that the sale will allow us to maintain a branch at the First Avenue location and continue to serve the banking needs of the local community.”

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank, which operates five full-service offices in New York and a loan production office in Wellesley, Massachusetts.

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